Exhibit 10.43

GLASSHOUSE TECHNOLOGIES, INC.

SERIES F PREFERRED STOCK PURCHASE AGREEMENT

Dated as of November 4, 2008

4.2 Opinion of Counsel	17
4.3 Authorization	17
4.4 Ninth Amended and Restated Certificate of Incorporation	17
4.5 Delivery of Documents	18
4.6 Omnibus Amendment	18
4.7 No Material Adverse Change	18
4.8 All Proceedings Satisfactory	18
4.9 [Intentionally Omitted]	18
4.10 Consents and Waivers	18
4.11 Proprietary Information, Developments and Non-Competition Agreements	19
4.12 Board of Directors	19
4.13 Cisco Agreement	19

SECTION 5 COVENANTS OF THE COMPANY	19
5.1 Financial Statements	19
5.2 Budget	20
5.3 Conduct of Business	20
5.4 Payment of Taxes	20
5.5 Compliance with Laws	21
5.6 Adverse Changes	21
5.7 Insurance	21
5.8 Life Insurance	21
5.9 Affiliated Transactions	21
5.10 Information and Inspection	22
5.11 Management Compensation	22
5.12 [Intentionally Omitted]	22
5.13 Stock Options; Restricted Stock	22
5.14 No Conflicting Agreements	23
5.15 Employee Confidentiality, Non-Competition and Invention Assignment Agreements	23
5.16 Enforcement of Certain Agreements	23
5.17 Negative Covenants	23

SECTION 5A ADDITIONAL COVENANTS	27
5A.1 Right of Notice on Extraordinary Transaction	27
5A.2 Additional Information	28
5A.3 Right of First Offer on Subsequent Issuances	29
5A.4 Subsequent Issuances of Series F Preferred Stock	31

SECTION 6 SURVIVAL; INDEMNIFICATION	31
6.1 Survival of Representations Warranties and Covenants	31
6.2 Indemnification for Vicarious Liability	32
6.3 Attorneys’ Fees	33
6.4 Indemnification for Pre-Organizational Matters	33

SECTION 7 DEFINITIONS	34

SECTION 8 GENERAL	38
8.1 Amendments, Waivers and Consents	38
8.2 Legend on Securities	38
8.3 Governing Law	39
8.4 Section Headings and Gender	39
8.5 Counterparts	39
8.6 Notices and Demands	39
8.7 Dispute Resolution	39
8.8 Assignment	41
8.9 Expenses	41
8.10 Publication	41
8.11 Exculpation Among Investors	42
8.12 Cisco Nominee	42

EXHIBITS

Exhibit A	-	Schedule of Investors
Exhibit B	-	Ninth Amended and Restated Certificate of Incorporation
Exhibit C	-	Form of Opinion of Counsel to the Company
Exhibit D	-	Form of Eighth Amended and Restated Registration Rights Agreement
Exhibit E	-	Form of Fifth Amended and Restated Stockholders Agreement
Exhibit F	-	Form of Omnibus Amendment, Admission, Consent and Waiver Agreement
Exhibit G-1	-	Form of Employee Proprietary Information, Developments and Non-Competition Agreement
Exhibit G-2	-	Form of Employee Proprietary Information, Developments and Non-Competition Agreement

SCHEDULES

Disclosure Schedule

Section 2.1	-	Foreign Qualification
Section 2.4	-	Capitalization
Section 2.5	-	Subsidiaries; Investments
Section 2.7	-	Certain Developments
Section 2.8	-	Undisclosed Liabilities
Section 2.9	-	Accounts Payable
Section 2.10	-	Accounts Receivable
Section 2.11	-	Transactions with Affiliates
Section 2.12	-	Properties
Section 2.13	-	Tax Matters
Section 2.14	-	Certain Contracts and Arrangements
Section 2.15	-	Intellectual Property Rights; Employee Restrictions
Section 2.16	-	Litigation
Section 2.17	-	Labor Matters
Section 2.18	-	Employee Benefit Programs
Section 2.19	-	List of Certain Employees, Suppliers and Customers
Section 2.21	-	Insurance
Section 2.26	-	Information

SERIES F PREFERRED STOCK PURCHASE AGREEMENT

This Series F Preferred Stock Purchase Agreement (this “Agreement”) is made as of this 4th day of November, 2008, by and among GlassHouse Technologies, Inc., a Delaware corporation (together with any predecessors or successors thereto as the context requires, the “Company”), the investors named in Exhibit A attached hereto (collectively, the “Investors” and each individually, an “Investor”) and Mark A. Shirman (the “Founder”). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 7 hereof.

SECTION 1 PURCHASE AND SALE

1.1 Description of Securities. The Company has authorized the issuance and sale to the Investors of shares of its Series F Convertible Participating Preferred Stock, $0.001 par value per share (the “Series F Preferred Stock”), with the rights, preferences and other terms set forth in the Ninth Amended and Restated Certificate of Incorporation, as amended from time to time and attached hereto as Exhibit B, which are convertible into shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”). For purposes of this Agreement, the shares of Common Stock issuable upon conversion of the Series F Preferred Stock are referred to as the “Conversion Shares.” The Company has authorized and reserved, and covenants to continue to reserve, a sufficient number of shares of its Common Stock necessary to satisfy the rights of conversion of the holders of Series F Preferred Stock as set forth in Exhibit B.

1.2 Sale and Purchase. Upon the terms and subject to the conditions contained herein, and in reliance on the representations and warranties set forth in Section 2, at the Closing (as defined in Section 1.3 hereof), each of the Investors shall purchase from the Company, and the Company shall issue and sell to each of the Investors, the number of shares of Series F Preferred Stock set forth opposite the name of such Investor in Exhibit A (the “Share Amount”) for the purchase price of $2.72 per share (the “Purchase Price”).

1.3 Closing. The closing of the purchase and sale of the Series F Preferred Stock under Section 1.2 hereof (the “Closing”) shall take place at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP (“Gunderson Dettmer”), 610 Lincoln Street, Waltham, Massachusetts, at 10:00 a.m. local time on November 4, 2008, or at such other time and place as shall be agreed upon by the Company and the Investors (the “Closing Date”). At the Closing, the Company shall issue and deliver stock certificates representing the applicable number of shares of Series F Preferred Stock sold by the Company under Section 1.2 hereof to each of the Investors, free and clear of any and all Liens against payment of the full Purchase Price therefor by or on behalf of such Investor to the Company by wire transfer.

1.4 Use of Proceeds by the Company from the Closings. The Company covenants and agrees with the Investors that it shall use the proceeds from the sale of Series F Preferred Stock hereunder to pay all transaction fees incurred by the Company and the Investors (pursuant to Section 4.10 hereof) in connection with the transactions contemplated under this Agreement and to fund the Company’s working capital needs; provided, however, that none of such proceeds shall be used to repay any indebtedness or other obligations of the Company.

1.5 Transfer Taxes. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Series F Preferred Stock under this Agreement will be borne and paid by the Company, and the Company shall promptly reimburse the Investors for any such tax, fee or duty which any of them is required to pay under applicable law.

SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Investors to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to the Investors the representations and warranties contained in this Section 2. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Investors pursuant to this Agreement (the “Disclosure Schedule”). For purposes of this Section 2, unless the context otherwise requires, all references to the “Company” include all “Subsidiaries” of the Company.

2.1 Organization and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or registered to do business as a foreign corporation (a) in each jurisdiction listed on Section 2.1 of the Disclosure Schedule and (b) in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect. The Company has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby. The copies of the Ninth Amended and Restated Certificate of Incorporation and Bylaws of the Company, as amended to date (the “Certificate of Incorporation” and “Bylaws,” respectively), which have been furnished to the Investors or their counsel by the Company, are correct and complete at the date hereof, and the Company is not in violation of any term of the Certificate of Incorporation or Bylaws.

2.2 Authorization and Non-Contravention. The Company is not in violation of any term or provision of any agreement, instrument, judgment, decree, order, statute, rule or government regulation applicable to it or to which it is a party, except where such violations could not, in the aggregate, reasonably be expected to result in a Material Adverse Effect. This Agreement and all documents executed pursuant hereto are valid and binding obligations of the Company, enforceable in accordance with their terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions herein and in the Registration Rights Agreement may be limited by applicable law. The execution, delivery and performance of this Agreement and all agreements, documents and instruments contemplated hereby (collectively, the “Ancillary Documents”), the sale and delivery of the Series F Preferred Stock and, upon conversion of the Series F Preferred Stock, the issuance of the Conversion Shares, have been duly authorized by all necessary corporate or other action of the Company. The execution of this Agreement, the sale and delivery of the Series F Preferred Stock and, upon conversion of the Series F Preferred Stock, the issuance of the Conversion Shares, and the performance of any transaction contemplated hereby or by the Ancillary

Documents will not (i) violate, conflict with or result in a default under any contract or obligation to which the Company is a party or by which it or its assets are bound, or any provision of the Certificate of Incorporation or Bylaws, or cause the creation of any encumbrance upon any of the material assets of the Company; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by any court or other governmental agency applicable to the Company; (iii) require from the Company any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party other than pursuant to federal or state securities or blue sky laws, or such other post-closing filings that may be required; or (iv) accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound.

2.3 Corporate Records. The corporate record books of the Company accurately record all corporate action taken by its stockholders, board of directors and committees thereof. The copies of the corporate records (including the stock ledger) of the Company, as made available to the Investors or their counsel for review, are true, accurate and complete copies of the originals of such documents.

2.4 Capitalization. After giving effect to the transactions contemplated hereby, the authorized capital stock of the Company will consist of (i) 106,000,000 shares of Common Stock, of which 13,380,714 shares will be issued and outstanding and 2,069,501 of which will be reserved for issuance upon exercise of warrants for the purchase of Common Stock, (ii) 3,360,000 shares of Series A Preferred Stock, all of which will be issued and outstanding, (iii) 10,658,017 shares of Series B Preferred Stock, 10,623,402 of which will be issued and outstanding and 34,615 of which will be reserved for issuance upon exercise of the Series B Warrants, (iv) 8,717,647 shares of Series C Preferred Stock, 8,364,707 of which will be issued and outstanding and 352,940 of which will be reserved for issuance upon exercise of the Series C Warrants, (v) 6,000,000 shares of Series 1 Preferred Stock, 4,205,302 of which will be issued and outstanding, (vi) 17,511,727 shares of Series D Preferred Stock, 15,626,305 of which will be issued and outstanding and 1,885,422 of which will be reserved for issuance upon exercise of the Series D Warrants, (vii) 4,805,815 shares of Series E Preferred Stock, 4,493,245 of which will be issued and outstanding and 312,567 of which will be reserved for issuance upon exercise of the Series E Warrants and (viii) 15,091,913 shares of Series F Preferred Stock, 3,602,942 of which will be issued and outstanding, 9,191,177 of which have been reserved for issuance upon conversion of that certain Subordinated Convertible Promissory Note issued by the Company to Dell Products L.P. as of March 6, 2008 and 2,297,794 of which have been reserved for issuance upon exercise of that certain Warrant to Purchase Stock issued by the Company to Dell Products L.P. as of March 6, 2008. After giving effect to the transactions contemplated hereby, the outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series 1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are held and, after giving effect to the transactions contemplated hereby, will be held, beneficially and of record by the persons identified in Section 2.4 of the Disclosure Schedule in the amounts indicated thereon. Except for the Company’s 2001 Stock Option and Grant Plan, as amended (the “2001 Plan”), the Company’s Series 1 Stock Plan (the “Series 1 Plan”) and the Company’s 2007 Section 102 Share Option Plan (the “Israeli Option Plan”), as set forth on Section 2.4 of the Disclosure Schedule, the Company has never adopted or maintained any formal stock incentive plan or other plan providing for equity compensation of any Person. The Company has reserved an aggregate of 14,274,811 shares of Common Stock for issuance under the 2001 Plan, of which, as of the Closing, 4,489,309 shares have been issued upon exercise of options, 9,323,229 shares are subject to outstanding, unexercised options and 462,273 shares remain available for future grant. The Company has reserved an aggregate of 325,000 shares of Series 1 Preferred Stock for issuance under the Series 1 Plan, of which, as of the Closing, 135,377 shares have been issued upon the exercise of options, 68,441 are subject to outstanding unexercised options and 2,395 shares remain available for future grant. The Company has reserved an aggregate of 600,000 shares of Common Stock for issuance under the Israeli Option Plan, of which, as of the Closing, 0 shares have been issued upon exercise of options, 506,975 shares are subject to outstanding, unexercised options and 93,025 shares remain available for future grant. Section 2.4 of the Disclosure Schedule sets forth the name of each holder of options, warrants, or rights to purchase Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series 1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock, the number of shares for which such options, warrants or rights are exercisable with respect to each holder, along with the applicable vesting schedule (including any acceleration terms thereof), if any, and exercise or purchase price. After giving effect to the transactions contemplated hereby, except as set forth in (i) Section 2.4 of the Disclosure Schedule, (ii) the Certificate of Incorporation, (iii) the Stockholders Agreement or (iv) the Registration Rights Agreement, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance or sale of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company. Other than as set forth in the Certificate of Incorporation, the Company has no obligation to purchase, redeem or otherwise acquire any of its capital stock or any interests therein. After giving effect to the transactions contemplated hereby, all of the outstanding shares of capital stock of the Company will have been duly and validly authorized and issued and will be fully paid and non-assessable and will have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws and not subject to any preemptive rights. The Company has duly and validly authorized and reserved (i) 3,360,000 shares of Common Stock for issuance upon conversion of the Series A Preferred Stock, (ii) 10,658,017 shares of Common Stock for issuance upon conversion of the Series B Preferred Stock, (iii) 8,717,647 shares of Common Stock for issuance upon conversion of the Series C Preferred Stock, (iv) 6,000,000 shares of Common Stock for issuance upon conversion of the Series 1 Preferred Stock, (v) 17,511,727 shares of Common Stock for issuance upon conversion of the Series D Preferred Stock, (vi) 4,805,815 shares of Common Stock for issuance upon conversion of the Series E Preferred Stock and (vii) 15,091,913 shares of Common Stock for issuance upon conversion of the Series F Preferred Stock, including the Series F Preferred Stock sold pursuant to this Agreement, and the shares of Common Stock so issued will, upon such conversion, be validly issued, fully paid and non-assessable. The relative rights, preferences and other provisions relating to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series 1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock are as set forth in Exhibit B attached hereto. After giving effect to the transactions contemplated hereby, except as set forth in (i) Section 2.4 of the Disclosure Schedule, (ii) the Certificate of Incorporation, (iii) the Stockholders Agreement or (iv) the Registration Rights Agreement, there are (x) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company’s capital stock, (y) no rights to have the Company’s capital stock registered for sale to the public in connection with the laws of any jurisdiction and (z) no documents, instruments or agreements relating to the voting of the Company’s voting securities or restrictions on the transfer of the Company’s capital stock.

2.5 Subsidiaries; Investments. Except as disclosed in Section 2.5 of the Disclosure Schedule, the Company does not have and has not had any Subsidiaries. Except as disclosed in Section 2.5 of the Disclosure Schedule, the Company has no written agreement in respect of any strategic partnership or similar relationship and does not own or have any direct or indirect interest in or control over any corporation, partnership, joint venture or other entity of any kind. The term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

2.6 Financial Statements. The Company has made available to each Investor the audited balance sheets of the Company dated as of December 31, 2007 and unaudited balance sheets dated as of June 30, 2008 (such June 30, 2008 balance sheet is hereinafter referred to as the “Base Balance Sheet”) and the related statements of income for the fiscal periods then ended, all of which statements were prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied during the periods covered thereby, except for the absence of footnote disclosures and any year-end audit adjustments, and fairly present the financial condition of the Company in all material respects on the date of such statements and the results of their operations for the period covered thereby. Nothing has come to the attention of the Company since the date of the Base Balance Sheet which would indicate that such financial statements were not true and representative of the Company’s financial position as of the date thereof.

2.7 Absence of Certain Developments. Except as set forth in Section 2.7 of the Disclosure Schedule, since the date of the Base Balance Sheet, there has been: (i) no change in the properties, assets, liabilities, business condition (financial or otherwise), prospects or results of operations of the Company except for changes in the ordinary course that, in the aggregate, have not been materially adverse; (ii) no declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any capital stock of the Company; (iii) no waiver of any valuable right of the Company or cancellation of any debt or claim held by the Company; (iv) no loan by the Company to any officer, director, employee or stockholder of the Company, or any agreement or commitment therefor; (v) no increase, direct or indirect, in the compensation paid or payable to any officer, director, employee, consultant, agent or stockholder of the Company (other than salary increases in the ordinary course of business consistent with past practice which, individually or in the aggregate, are not material); (vi) no material loss, destruction or damage to any property of the Company, whether or not insured; (vii) no change in the senior management or other key personnel of the Company or the terms and conditions of their employment; (viii) no acquisition or disposition of any material assets (or any contract or arrangement therefor) nor any other material transaction by the Company otherwise than for fair value in the ordinary course of business consistent with past practice; nor (ix) any agreement or understanding, whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs (i) through (viii).

2.8 Absence of Undisclosed Liabilities. The Company does not have any material liabilities or obligations, whether accrued, absolute, contingent or otherwise, asserted or unasserted (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities or obligations (i) stated or adequately reserved against in the Base Balance Sheet, (ii) incurred since the date of the Base Balance Sheet in the ordinary course of business that in the aggregate are not material or (iii) disclosed in Section 2.8 of the Disclosure Schedule.

2.9 Accounts Payable. Except as set forth in Section 2.9 of the Disclosure Schedule, all accounts payable of the Company arose in bona fide arms’ length transactions in the ordinary course of business and no account payable is delinquent by more than sixty (60) days in its payment. Since the date of the Base Balance Sheet, the Company has paid its accounts payable in the ordinary course and in a manner which is consistent with its past practices. As of the date hereof, to the Company’s knowledge, the Company has no account payable to any Person (other than accounts payable in the ordinary course of business which are not material in the aggregate) which is an Affiliate of the Company or any of its directors, officers, employees or stockholders, except as set forth in Section 2.9 of the Disclosure Schedule.

2.10 Accounts Receivable. All of the accounts receivable of the Company arose in bona fide arms’ length transactions in the ordinary course of business, are valid and enforceable claims, are not subject to any known set-off or counterclaim, and, to the Company’s knowledge, are fully collectible in the normal course of business, after deducting the allowance for doubtful accounts stated in the Base Balance Sheet in accordance with GAAP. Except as set forth in Section 2.10 of the Disclosure Schedule, as of the date hereof, the Company does not have any accounts receivable from any Person which is known by the Company to be an Affiliate of the Company or any of its directors, officers, employees or stockholders.

2.11 Transactions with Affiliates. Except for their ongoing, regular employment relationships with the Company and as set forth in Section 2.11 of the Disclosure Schedule, there are no loans, leases, agreements, arrangements or other transactions or continuing transactions between the Company and any present or former stockholder, director, officer or employee of the Company, or any member of such officer’s, director’s, employee’s or stockholder’s immediate family, or any Person controlled by such officer, director, employee or stockholder or his or her immediate family. Except as set forth in Section 2.11 of the Disclosure Schedule, to the Company’s knowledge, no stockholder, director, officer or employee of the Company or any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer, distributor, vendor or supplier of the Company or any organization which has a contract or arrangement with the Company, except for passive investments of less than 2% in publicly-traded companies.

2.12 Title to Properties. Section 2.12 of the Disclosure Schedule sets forth the addresses and uses of all real property that the Company owns, leases or subleases. The

Company has good, valid and (if applicable) marketable title to all of its assets, free and clear of all Liens, restrictions or encumbrances, and none of such assets is subject to any mortgage, pledge, Lien or conditional sale agreement, except such encumbrances and Liens that arise in the ordinary course of business and do not have a Material Adverse Effect. Such assets constitute all property which is necessary to the business of the Company as currently conducted or as proposed to be conducted and all equipment included therein is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful possession of the subject matter of such leases and true and complete copies thereof have been delivered to the Investors or their counsel. To the Company’s knowledge, the Company is not in violation of any zoning, building or safety ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties which violation would have a Material Adverse Effect, nor has it received any notice of such violation. There are no defaults by the Company or, to the Company’s knowledge, by any other party which might curtail in any material respect the present use of the property of the Company. The performance by the Company of this Agreement and the transactions contemplated hereby will not result in the termination of, or in any increase of any amounts payable under, any of its leases for real property or material leases for personal property or will require the consent or approval from any other party to such leases.

2.13 Tax Matters. The Company has timely and properly filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, which returns were true, correct and complete in all material respects and has paid or caused to be paid all Taxes required to be paid by it through the date hereof (whether or not shown on a tax return), except Taxes which are the subject of a good faith dispute for which adequate reserves have been established and are reflected on the Base Balance Sheet. All Taxes and other assessments and levies which the Company was or is required to withhold or collect have been timely withheld and collected and have been paid over to the proper governmental authorities. Except as set forth in Section 2.13 of the Disclosure Schedule, (i) the Company has never received written notice of any audit or of any proposed deficiencies from the Internal Revenue Service (the “IRS”) or any other taxing authority (other than routine audits undertaken in the ordinary course and which have been resolved on or prior to the date hereof); (ii) there are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company for any year; (iii) neither the IRS nor any other taxing authority is now asserting, or to the Company’s knowledge, threatening to assert against the Company any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the Company; and (iv) the Company has never been a member of an affiliated group of corporations filing a combined federal income Tax return nor does the Company have any liability for Taxes of any other Person under Treasury Regulations §1.1502.6 (or any similar provision of foreign, state or local law) or otherwise. The Company is not a party to any Tax allocation or sharing arrangement. The Company is not a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code. Except as set forth on Section 2.13 of the Disclosure Schedule, the Company is not a “foreign person” within the meaning of Section 1445 of the Code and the Treasury Regulations 1.1445-2.

2.14 Certain Contracts and Arrangements. Except as set forth in Section 2.14 of the Disclosure Schedule (with true and correct copies delivered to the Investors’ counsel, except that as to Sections 2.14(a), 2.14(b) and 2.14(d), such delivery requirement shall only apply to contracts, leases or agreements requiring or involving payments in excess of $100,000), the Company is not a party or subject to or bound by:

(a) any contract or agreement involving potential commitment or payment by the Company in excess of $25,000 or which might result in payments to the Company in excess of $25,000 or which is otherwise material and not entered into in the ordinary course of business;

(b) any contract, lease or agreement involving payments by the Company in excess of $25,000 which is not cancelable by the Company without penalty on not less than 60 days notice;

(c) any contract containing covenants directly or explicitly limiting the freedom of the Company to compete in any line of business or with any Person or restricting the development, distribution, marketing or sale of any of its products or services;

(d) any contract or agreement relating to the licensing, distribution, development, purchase, sale or servicing of its products or services requiring payments during the term in excess of $25,000;

(e) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

(f) any employment contracts, non-competition agreements, invention assignments, severance or other agreements with officers, directors, employees, stockholders or consultants of the Company or Persons related to or affiliated with such Persons, other than Employee Proprietary Information, Developments and Non-Competition Agreements in the form provided in Exhibits G-1 and G-2;

(g) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including, without limitation, any agreement with any stockholder of the Company which includes, without limitation, anti-dilution rights, registration rights, preemptive rights, rights of first refusal, voting arrangements or operating covenants;

(h) any pension, profit sharing, retirement or stock options plans or other agreements or understandings pursuant to which benefits are provided to any employee of the Company;

(i) any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any material contract or agreement involving fixed price or fixed volume arrangements;

(j) any joint venture, partnership, manufacturer, development, distribution, supply or similar agreement;

(k) any acquisition, merger or similar agreement; or

(l) any other contract not executed in the ordinary course of business.

To the Company’s knowledge, all contracts, agreements, leases and instruments required to be listed on Section 2.14 of the Disclosure Schedule (whether or not so listed) are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company, and are enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent that the enforceability of any indemnification provisions therein may be limited by applicable law. The Company has not received any written notice, and has no knowledge of any threat, to terminate any contracts, agreements, leases or instruments required to be listed on Section 2.14 of the Disclosure Schedule (whether or not so listed). The Company is not in default in complying with any provisions of any contract, agreement, lease or instrument required to be listed on Section 2.14 of the Disclosure Schedule (whether or not so listed), and no condition or event or fact exists which, with written notice, lapse of time or both, would constitute a default thereunder on the part of the Company, except for any such default, condition, event or fact that, individually or in the aggregate, would not have a Material Adverse Effect.

2.15 Intellectual Property Rights; Employee Restrictions.

(a) Section 2.15(a) of the Disclosure Schedule sets forth a list and brief description of all of the Company’s (i) United States and foreign patents, patent rights and patent applications, registered and unregistered trademarks and servicemarks and applications (including Internet domain name registrations), tradenames, copyright registrations and copyright registration applications, and (ii) Intellectual Property Rights of which the Company is the licensor or licensee (other than “off-the-shelf” software which is generally commercially available).

(b) Except as set forth on Section 2.15(b) of the Disclosure Schedule, the Company has exclusive ownership of, free and clear of claims or rights or any other Person, with full right to use, sell, license, sublicense, dispose of, and bring actions for infringement of, or possesses adequate licenses or other rights to use, all Intellectual Property Rights necessary for the conduct of its business as presently conducted or proposed to be conducted (other than with respect to “off-the-shelf” software utilized in the Company’s internal operations and which is generally commercially available). Except as set forth on Section 2.15(b) of the Disclosure Schedule, all Intellectual Property Rights that are used or incorporated into the Company’s products and services or products and services actively under development and which are proprietary to the Company were developed by or for the Company by the current or former employees, consultants or independent contractors of the Company or its predecessors in interest or purchased by the Company or its predecessors in interest and are owned or licensed by the Company, free and clear of claims and rights of any other Person.

(c) The business of the Company as presently conducted or proposed to be conducted and the production, marketing, licensing, use and servicing of any products or services of the Company do not infringe or conflict with any patent, trademark, copyright or trade secret rights of any third parties or any other Intellectual Property Rights of any third parties. The Company has not received written notice from any third party asserting that any Intellectual Property Rights owned or licensed by the Company, or which the Company otherwise has the right to use, are invalid or unenforceable by the Company, and the Company is not aware of any valid basis for any such claim (whether or not pending or threatened).

(d) No claim is pending or threatened against the Company nor has the Company received any written notice or other written claim from any Person asserting that any of the Company’s present or contemplated activities infringe or may infringe any Intellectual Property Rights of such Person and the Company is not aware of any infringement by any other Person of any material rights of the Company under any Intellectual Property Rights.

(e) All licenses or other agreements under which the Company is granted Intellectual Property Rights (excluding licenses to use “off-the-shelf” software utilized in the Company’s internal operations and which is generally commercially available) are listed in Section 2.15(e) of the Disclosure Schedule. All such licenses or other agreements are in full force and effect, there is no material default by the Company, and to the Company’s knowledge, by any other party thereto and, except as set forth in Section 2.15(e) of the Disclosure Schedule, all of the rights of the Company thereunder are freely assignable. The Company is not making unlawful use of any Intellectual Property Rights granted to it under any such licenses or other agreements. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Investors or their counsel and the Company has no reason to believe that the licensors under such licenses and other agreements do not have and did not have all requisite power and authority to grant the Intellectual Property Rights purported to be conferred thereby.

(f) All licenses or other agreements under which the Company has granted Intellectual Property Rights to others (including all end-user agreements) are listed in Section 2.15(f) of the Disclosure Schedule. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to the Investors or their counsel. All of such licenses or other agreements are in full force and effect and there is no material default by the Company, and to the Company’s knowledge, by any other party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been made available to the Investors. All agreements, contracts and instruments which contain escrow terms or provisions with respect to the Company’s Intellectual Property Rights, including, without limitation, the Company’s source code, are listed in Section 2.15(f) of the Disclosure Schedule, and no other party thereto has a claim to exercise any rights under such escrow terms or provisions to acquire or obtain access to any of the Company’s Intellectual Property Rights held thereunder.

(g) The Company has taken all commercially reasonable steps to keep confidential all technical information developed by or belonging to the Company which has not been patented or copyrighted. To the Company’s knowledge, after due inquiry, the Company is not making unlawful use of any Intellectual Property Rights of any other Person, including, without limitation, any former employer of any past or present employees of the Company. Except as disclosed in Section 2.15(g) of the Disclosure Schedule, neither the Company nor to the Company’s knowledge, after due inquiry, any of its employees or consultants has any agreements or arrangements with former employers of such employees or consultants relating to any Intellectual Property Rights of such employers, which interfere or conflict with the performance of such employee’s or consultant’s duties for the Company or result in any former employers of such employees and consultants having any rights in or claims to the Company’s Intellectual Property Rights. To the Company’s knowledge, after due inquiry, the activities of the Company’s employees and consultants do not violate any agreements or arrangements which any such employees have with former employers. The Company has taken all commercially reasonable steps to establish and preserve its ownership of all of the Intellectual Property Rights; except as set forth in Section 2.15(g) of the Disclosure Schedule, each current or former employee, independent contractor or consultant of the Company who had or has responsibility for coding the Company’s products or who had access to source code or other proprietary product information of a similar nature has executed agreements regarding confidentiality, proprietary information and assignment of inventions and copyrights to the Company, and to the Company’s knowledge no employee, consultant or independent contractor is in violation of any agreement or in breach of any agreement or arrangement with former or present employers relating to proprietary information or assignment of inventions. Without limitation of any of the foregoing and except as otherwise expressly disclosed in Section 2.15(g) of the Disclosure Schedule: (i) the Company has taken all commercially reasonable security measures to guard against unauthorized disclosure or use of any of its Intellectual Property Rights; and (ii) to the Company’s knowledge, after due inquiry, no Person (including, without limitation, any former employee or consultant of the Company) has unauthorized possession of any of its Intellectual Property Rights, or any part thereof, and no Person has obtained unauthorized access to any of its Intellectual Property Rights.

2.16 Litigation. Except as set forth in Section 2.16 of the Disclosure Schedule, there is no action, suit, arbitration, governmental or other proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or affecting the properties or assets of the Company or, as to matters related to the Company, against any officer, director or stockholder or key employee of the Company. No claim has been asserted in writing against the Company for renegotiation or price redetermination of any business transaction. Section 2.16 of the Disclosure Schedule includes a description of all litigation, claims, proceedings or investigations involving the Company or any of its officers, directors, stockholders or key employees in connection with the business of the Company occurring, arising or existing since the Company’s inception.

2.17 Labor Matters. As of the date hereof, the Company employs 446 full-time employees, 12 part-time employees and has contracts with 41 consultants or independent contractors. The Company is not delinquent in payments to any of its employees, consultants or independent contractors for any wages, salaries, commissions, bonuses or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants or independent contractors. Except as set forth in Section 2.17 of the Disclosure Schedule or as required by law, the employment of each employee, consultant and independent contractor is at will and upon termination of the employment of any such employees, consultants or independent contractors, no severance or other payments will become due. Each employee and consultant of the Company has entered into an Employee Proprietary Information, Developments and Non-Competition Agreement (copies of which have been provided to counsel for the Investors). Except as set forth in Section 2.17 of the Disclosure Schedule, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services. The Company is and since its inception has been in material compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment and wages and hours. There are no charges of employment discrimination, sexual harassment or unfair labor practices except as set forth in Section 2.17 of the Disclosure Schedule, nor are there any strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or to the Company’s knowledge, threatened against or involving the Company. There are no union organizing activities pending or, to the Company’s knowledge, threatened with respect to the Company and, to the Company’s knowledge, no question concerning representation exists respecting the employees of the Company. There are no grievances, complaints or charges that have been filed under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that, individually or in the aggregate, might reasonably be expected to have a Material Adverse Effect. No arbitration or similar proceeding is pending and no claim therefor has been asserted against the Company. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by the Company. The Company is, and at all times has been, in compliance with the requirements of the Immigration Reform Control Act of 1986. There are no changes pending or, to the Company’s knowledge, threatened with respect to nor has the Company received any notice or information concerning any prospective change with respect to the senior management, key employees or independent contractors of the Company (including, without limitation, the resignation of senior management or any key employee or independent contractors of the Company).

2.18 Employee Benefit Programs.

(a) Section 2.18 of the Disclosure Schedule sets forth a list of every Employee Program that has been maintained by the Company or to which the Company has contributed at any time since its inception and (i) is subject to ERISA, (ii) involves the issuance of options or other securities, or (iii) is otherwise material.

(b) The terms and operation of each Employee Program comply with all applicable laws and regulations relating to such Employee Program in all material respects. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program. If required, each Employee Program which has been maintained by the Company and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or opinion or approval letter from the IRS regarding its qualification under such Section (or an application for such a determination or opinion or approval letter is not yet due to be filed with the IRS with respect to any “disqualifying provision” within the meaning of Treasury Regulation Section 1.401(b)-1 or has been timely filed and is pending with the IRS) and has, in fact, been qualified under the applicable Section of the Code from the effective date of such Employee Program through and including the Closings (or, if earlier, the date that all of such Employee Program’s assets were distributed). No event or omission has occurred which would cause such Employee Program to lose its qualification under the applicable Code Section. The Company is not required to make any payments or contributions to any Employee Program pursuant to any collective bargaining agreement or any applicable labor relations law, and all Employee Programs are terminable at the discretion of the Company without liability to the Company upon or following such termination. The Company has never maintained or contributed to any Employee Program providing or promising any health or other nonpension benefits to terminated employees, other than as required by Code Section 4980B.

(c) Except as set forth on Section 2.18 of the Disclosure Schedule all grants of stock options or restricted stock to employees or consultants have a four year vesting schedule with a cliff vesting of 25% on the one year anniversary of the date of grant and further vesting of 6.25% per quarter thereafter for the remaining term.

2.19 List of Certain Employees; Suppliers and Customers.

(a) Section 2.19 of the Disclosure Schedule sets forth a detailed description of all compensation, including salary, bonus and deferred compensation paid or payable, for each current officer and employee of the Company. Section 2.19 of the Disclosure Schedule sets forth the Company’s hiring plans and proposed compensation, including salary, bonus, restricted stock, stock options and deferred compensation, for all employees, consultants and independent contractors of the Company for the fiscal year ending December 31, 2008.

(b) Section 2.19 of the Disclosure Schedule sets forth a list of all suppliers and vendors of the Company to whom the Company made payments aggregating $25,000 or more, showing, with respect to each, the name, address and dollar volume involved. No such supplier or vendor has canceled or otherwise terminated or materially reduced its business with the Company or materially and adversely modified its relationship with the Company nor to the knowledge of the Company does any supplier or vendor have any plan or intention to do so.

(c) Section 2.19 of the Disclosure Schedule sets forth the name of each customer of the Company who accounted for more than five percent (5%) of the revenues of the Company for the twelve months ended December 31, 2007 (the “Customers”). To the knowledge of the Company, the relationships of the Company with its Customers are good commercial working relationships. Since June 30, 2008, except as set forth in Section 2.19 of the Disclosure Schedule, no Customer of the Company has canceled or otherwise terminated its relationship with the Company, or not renewed or accepted any maintenance agreements, or has decreased materially its purchases of the services or products of the Company. No Customer has notified the Company of its plan or intention to terminate, to cancel or otherwise materially and adversely modify its relationship with the Company or to decrease materially or limit its purchase or distribution of the services or products of the Company.

2.20 Customer Disputes. There are no written disputes commenced by the Company’s customers relating to the performance or quality of the Company’s products or services or refusal to pay by customers on the basis of dissatisfaction with the Company’s products or services.

2.21 Insurance. The physical properties, assets, business, operations, employees, officers and directors of the Company are insured by the Company, to the extent disclosed in Section 2.21 of the Disclosure Schedule. Except as set forth in Section 2.21 of the Disclosure Schedule and claims for health care benefits in the ordinary course, there is no claim by the Company pending under any such policies. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company is in compliance in all material respects with the terms thereof. Said insurance is sufficient for compliance by the Company with all requirements of applicable law and all agreements and leases to which it is a party and otherwise is of the type and in amounts customarily carried by Persons conducting business similar to that conducted by the Company. Each such insurance policy shall continue to be in full force and effect immediately following consummation of the transactions contemplated by this Agreement. To the Company’s knowledge, there is no threatened termination of any such policies or arrangements.

2.22 Permits; Compliance with Laws. The Company has all Permits necessary to own its property and to conduct its business as it is presently conducted and as proposed to be conducted and all such Permits are valid and in full force and effect, except where the failure to obtain such a Permit or its invalidity, in whole or in part, would not have a Material Adverse Effect. No material Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Company is not in breach or violation of, or default under, its charter and by-laws, nor to its knowledge, is there a basis which could constitute such breach, default or violation. The Company is in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any foreign or U.S. federal, state, municipal or other governmental authority, which apply to the conduct of its business, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. The Company has never entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of the business, affairs, properties or assets of the Company or received any request for information, notice, demand letter, administrative inquiry or formal or informal complaint or claim from any regulatory agency with respect to any aspect of the business, affairs, properties or assets of the Company.

2.23 Environmental Matters. No material quantity of hazardous wastes, substances or materials or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company and, to the Company’s knowledge, no material quantity of hazardous wastes, substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused by the Company to enter the soil or water in, under or upon any real property owned, leased or operated by the Company. To the Company’s knowledge, no material quantity of hazardous wastes, substances or materials or oil or petroleum products are present on or about any real property owned or leased, or previously owned or leased, by the Company.

The Company has complied in all material respects with all applicable Environmental Laws (as defined below). There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any governmental entity, relating to any Environmental Law involving the Company. For purposes of this Agreement, “Environmental Law” means any foreign or U.S. federal, state or local law, statute, rule or regulation or the common law relating to the protection of human health or the environment, including, without limitation, CERCLA (as defined below), the Resource Conservation and Recovery Act of 1976, any statute, regulation or order pertaining to (i) treatment, storage, disposal, generation and transportation of industrial, toxic or hazardous materials or substances or solid or hazardous waste; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release or threatened release into the environment of industrial, toxic or hazardous materials or substances, or solid or hazardous waste, including, without limitation, emissions, discharges, injections, spills, escapes or dumping of pollutants, contaminants or chemicals; (v) the protection of wild life, marine life and wetlands, including, without limitation, all endangered and threatened species; (vi) storage tanks, vessels, abandoned or discarded barrels, containers and other closed receptacles; (vii) health and safety of employees and other persons; and (viii) manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of pollutants, contaminants, toxic or hazardous materials or substances or oil or petroleum products or solid or hazardous waste. As used in this Section 2.23, the terms “release” and “environment” shall have the meaning set forth in the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

2.24 Investment Banking; Brokerage. There are no claims for investment banking fees, brokerage commissions, finder’s fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

2.25 Solvency. The Company has not: (a) made a general assignment for the benefit of creditors; (b) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by its creditors; (c) suffered the appointment of a receiver to take possession of all or substantially all of its assets; (d) suffered the attachment or other judicial seizure of all or substantially all of its assets; (e) admitted in writing its inability to pay its debts as they come due; or (f) made an offer of settlement, extension or composition to its creditors generally.

2.26 Information Supplied by the Company. This Agreement, the Disclosure Schedule and the certificates and statements furnished pursuant to this Agreement by or on behalf of the Company do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in the light of the circumstances under which they were made. To the Company’s knowledge after due inquiry, there is no material fact directly relating to the business, operations or condition of the Company (including any competitive developments but other than facts which relate to general economic or industry trends or conditions) that would have a Material Adverse Effect that has not been set forth in this Agreement or in the Disclosure Schedule. The financial projections and other information provided to the Investors was prepared by the Company based on the Company’s experience in the industry and on assumptions of fact and opinion as to future events which the Company, at the date of the issuance of such items, believed to be reasonable, but which the Company cannot and does not assure or guarantee the attainment of in any manner. Except as disclosed in Section 2.26 of the Disclosure Schedule, as of the date hereof, no facts have come to the attention of the Company which would, in its opinion, require the Company to revise or amplify the assumptions underlying such projections and other estimates or the conclusions derived therefrom in any material respect. Except as disclosed in Section 2.26 of the Disclosure Schedule, to the Company’s knowledge after due inquiry none of the officers or directors of the Company during the previous five years has been (a) subject to voluntary or involuntary petition under the federal bankruptcy laws or any state insolvency law or the appointment of a receiver, fiscal agent or similar officer by a court for his business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from, or otherwise imposing limits or conditions on his, engaging in any securities, investment advisory, banking, insurance or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated any federal or state commodities, securities or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended or vacated.

SECTION 3 REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

As a material inducement to the Company to enter into this Agreement and consummate the transactions contemplated hereby, each Investor hereby makes to the Company the representation and warranties contained in this Section 3.

3.1 Investment Status. Each Investor represents that it is an “accredited investor” as such term is defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”). Each Investor represents to the Company that it is purchasing the Series F Preferred Stock for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration statement or an available exemption under applicable law. Each such Investor acknowledges that such securities have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or unless an exemption from such registration is available. Each such Investor (a) has knowledge and experience in financial and business matters so as to be capable of evaluating and understanding the merits and risks of an investment in the Company, (b) has received certain information concerning the Company and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent of an investment in the Company and (c) is able to bear the economic risk of its investment in the Company and the Series F Preferred Stock and, if issued, the Conversion Shares in that, among other factors, such Investor can afford to hold the Series F Preferred Stock and the Conversion Shares for an indefinite period and can afford a complete loss of its investment in the Company.

3.2 Authority. Each Investor represents that it has full right, authority and power under its charter, bylaws or governing partnership or operating agreement, as applicable, to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Investor pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby, and the execution, delivery and performance by such Investor of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action under such Investor’s charter, bylaws or governing partnership or operating agreement, as applicable. This Agreement and each agreement, document and instrument executed and delivered by each such Investor pursuant to or as contemplated by this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of such Investor enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally or by equitable principles, (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (c) to the extent that the enforceability of the indemnification provisions herein and in the Registration Rights Agreement may be limited by applicable law.

3.3 Investment Banking; Brokerage Fees. No Investor has incurred or become liable for any broker’s or finder’s fee, banking fees or similar compensation relating to or in connection with the transactions contemplated hereby.

SECTION 4 CONDITIONS OF PURCHASE BY THE INVESTORS AT THE CLOSING

Each Investor’s obligation to purchase and pay for the Series F Preferred Stock to be purchased by it hereunder shall be subject to compliance by the Company with the agreements herein contained and to the fulfillment to the Investors’ satisfaction, or the waiver by the Investors, on or before and at the Closing Date, of the following conditions:

4.1 Satisfaction of Conditions. The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Closing Date, and each of the conditions specified in this Section 4 shall have been satisfied or waived in writing by the Investors.

4.2 Opinion of Counsel. The Investors shall have received from Gunderson Dettmer LLP an opinion dated as of the Closing Date substantially in the form attached hereto as Exhibit C.

4.3 Authorization. The Board of Directors and stockholders of the Company shall have duly adopted resolutions in the form reasonably satisfactory to the Investors and shall have taken all action necessary for the purpose of authorizing the Company to consummate all of the transactions contemplated hereby (including, without limitation, the issuance of the Series F Preferred Stock and the Conversion Shares as contemplated hereunder).

4.4 Ninth Amended and Restated Certificate of Incorporation. The Company shall have duly and properly authorized and filed with the Delaware Secretary of State the Certificate of Incorporation which shall authorize the shares of Series F Preferred Stock to be issued and sold pursuant to this Agreement, and the Certificate of Incorporation shall be in effect as of the Closing Date on the terms set forth in Exhibit B hereto. The Company shall have delivered to the Investors a copy of the Certificate of Incorporation certified as of a recent date by the Delaware Secretary of State.

4.5 Delivery of Documents. The Company shall have executed and/or delivered to the Investors (or shall have caused to be executed and delivered to the Investors by the appropriate Persons) the following:

(a) Certificates for the Series F Preferred Stock to be purchased hereunder;

(b) Certificates issued by (i) the Secretary of State of the State of Delaware certifying that the Company has legal existence and is in good standing; and (ii) the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation as to such foreign qualification;

(c) Certificates executed by the President or Chief Executive Officer of the Company to the effect that the representations and warranties of the Company are true, complete and correct as of the Closing Date and each of the conditions to the obligations of the Investors hereunder have been satisfied or waived; and

(d) A certificate of the Secretary of the Company which shall certify (i) the resolutions adopted by the Board of Directors and stockholders as contemplated in Section 4.3 hereof, (ii) the Bylaws (iii) the Certificate of Incorporation and (iv) the names of the officers of the Company authorized to sign this Agreement and the Ancillary Documents, together with the true signatures of such officers; and

(e) Such other supporting documents and certificates as the Investors may reasonably request and as may be required pursuant to this Agreement.

4.6 Omnibus Amendment. The Company and certain of the existing holders of Preferred Stock shall have entered into the Omnibus Amendment, Admission, Consent and Waiver Agreement in substantially the form attached hereto as Exhibit F.

4.7 No Material Adverse Change. There shall not have been any material adverse change in the financial condition, properties, assets, liabilities, business or operations of the Company whether or not in the ordinary course of business.

4.8 All Proceedings Satisfactory. All corporate and other proceedings taken at the Closing in connection with the transactions contemplated by this Agreement, and all documents and instruments related thereto, shall be reasonably satisfactory in form and substance to the Investors and the issuance and sale of the Series F Preferred Stock hereunder shall be made in compliance with applicable federal and state laws.

4.9 [Intentionally Omitted].

4.10 Consents and Waivers. The Company shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such parties in connection with the execution and delivery of this Agreement and the performance of the transactions contemplated hereby other than pursuant to federal or state securities or blue sky laws, or such other post-closing filings that may be required. The Company and the Investors shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Investors, including any and all notices, consents and waivers required from all third parties, including, without limitation, applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement and the Ancillary Documents.

4.11 Proprietary Information, Developments and Non-Competition Agreements. All Company employees and all consultants shall have entered into agreements containing non-competition, non-solicitation, inventions assignment and confidentiality provisions with the Company in the form attached hereto as Exhibit G-1 (the “Employee Proprietary Information, Developments and Non-Competition Agreement”).

4.12 Board of Directors. The Board of Directors of the Company on the Closing Date shall consist of eight (8) directors, who shall be Messrs. Greendale, Shirman, Davoli, Moore, Gresham, Osaka, Minihan and Scannell.

4.13 Cisco Agreement. The Company and Cisco Systems, Inc. (“Cisco”) shall have entered into the Cisco Agreement in the form attached hereto as Exhibit H (the “Cisco Agreement”).

SECTION 5 COVENANTS OF THE COMPANY

Except as provided in Section 5.16, the Company (which term shall be deemed to include, for purposes of this Section 5, all Subsidiaries of the Company, including any Subsidiary of the Company formed after the date of this Agreement) agrees with the Investors that it shall comply with the following covenants except as shall otherwise be expressly agreed pursuant to a written consent of the holders of at least sixty-six and two-thirds percent (66 2 /3%) of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock, voting together as a single class, for so long as any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock remain outstanding:

5.1 Financial Statements. The Company shall maintain a system of accounts from which financial statements prepared in accordance with GAAP consistently applied can be derived, keep full and complete financial records and furnish to each of the Investors the following reports: (a) within 120 days after the end of each fiscal year, a copy of the consolidated balance sheet of the Company as at the end of such year, together with consolidated statements of income and cash flow of the Company for such year, audited by a nationally recognized independent public accounting firm selected by the Board of Directors, each of the foregoing balance sheets and statements of income and cash flow to set forth in comparative form the corresponding figures for the prior fiscal period; (b) within 45 days after the end of each quarterly accounting period, an unaudited consolidated balance sheet of the Company as at the end of such quarter and an unaudited consolidated statement of income and cash flow for the Company for such quarterly period and for the year to date, including the corresponding figures for the prior fiscal periods in comparative form, and accompanied with a certificate of the Chief Executive Officer, Vice President of Finance or the Chief Financial Officer or similar officer of the Company, on behalf of the Company, stating that nothing has come to the attention of management of the Company which would indicate that such financial statements were not true and correct in all material respects as of the date thereof; (c) within 30 days after the end of each monthly accounting period, an unaudited consolidated balance sheet of the Company as at the end of such monthly period and unaudited consolidated statements of income and cash flow for the Company for such monthly period and for the year to date; (d) promptly after the same are available, copies of any financial statements and reports that the Company shall send or make available generally to any of its stockholders or any regulatory authority (other than tax returns or other reports provided to regulatory authorities in the ordinary course of business); and (e) such other financial information as the Investors may reasonably request. Notwithstanding the foregoing, the Company shall have no obligation to furnish the information set forth in clauses (a), (b) and (c) of the immediately preceding sentence to an Investor from and after such time as such Investor and its Affiliates fail to hold at least three percent (3%) of the shares of (i) Series A Preferred Stock (or shares of Common Stock issued upon conversion thereof) purchased pursuant to that certain Series A Agreement, (ii) Series B Preferred Stock (or shares of Common Stock issued upon conversion thereof) purchased pursuant to the Series B Agreement, (iii) Series C Preferred Stock (or shares of Common Stock issued upon conversion thereof) purchased pursuant to the Series C Agreement, (iv) Series D Preferred Stock (or shares of Common Stock issued upon conversion thereof) purchased pursuant to the Series D Purchase Agreements, (v) Series E Preferred Stock (or shares of Common Stock issued upon conversion thereof) purchased pursuant to the Series E Purchase Agreements (in each case, as adjusted for any stock split, stock dividend, combination or the like) or (vi) Series F Preferred Stock (or shares of Common Stock issued upon conversion thereof) purchased pursuant to this Agreement (as adjusted for any stock split, stock dividend, combination or the like).

5.2 Budget. The Company shall prepare and submit to each Investor that continues to hold, together with its Affiliates, at least five percent (5%) of the shares of Series F Preferred Stock (or shares of Common Stock issued upon conversion thereof) purchased pursuant to this Agreement (as adjusted for any stock split, stock dividend, combination or the like), a budget and operating plan for the Company for each fiscal year of the Company at least thirty (30) days prior to the beginning of such fiscal year.

5.3 Conduct of Business. The Company will engage principally in the business now conducted by the Company or a business or businesses similar thereto. The Company will use its reasonable best efforts to keep in full force and effect its corporate existence and all Intellectual Property Rights owned by it and useful in its business (except such rights as the Board of Directors has reasonably determined are not material to the Company’s continuing operations).

5.4 Payment of Taxes. The Company shall pay and discharge all lawful Taxes, assessments and governmental charges or levies imposed upon it or its property before the same shall become in default, provided, however, that the Company shall not be required to pay and discharge any such Tax, assessment, charge, levy or claim so long as the validity thereof is being contested by it in good faith by appropriate proceedings and an adequate reserve therefor has been established.

5.5 Compliance with Laws. The Company shall comply with all applicable statutes, ordinances, orders, rules, regulations, policies and practices promulgated by any foreign or U.S. federal, state, municipal or other governmental authority which apply to the conduct of its business, except where the failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect. The Company and its employees and directors shall hold all Permits as may be necessary to conduct the business of the Company in substantially the manner conducted or proposed to be conducted by the Company as of the date of this Agreement, except where the failure to hold such Permits would not, individually or in the aggregate, have a Material Adverse Effect.

5.6 Adverse Changes. To the extent not disclosed in the financial statements to be provided under Section 5.1, the Company will promptly advise the Investors of any event or events which, individually or in the aggregate, represent a material adverse change in the condition or business, financial or otherwise, of the Company, including notices of auditor communications and notices of material defaults under material contracts, and of each suit or proceeding commenced or threatened against the Company which, if adversely determined, could result in a Material Adverse Effect.

5.7 Insurance. The Company will keep its insurable properties insured, upon reasonable business terms, against liability and the perils of casualty, fire, business interruption and extended coverage in commercially reasonable amounts of coverage to the extent customarily maintained by companies in the same or similar business and of similar size as the Company. The Company will also maintain with such insurers insurance against other hazards and risks and liability to persons and property in commercially reasonable amounts and to the extent and in the manner customary for companies engaged in the same or similar business and of similar size, including errors and omissions liability insurance.

5.8 Life Insurance. The Company shall use commercially reasonable efforts to obtain, maintain, and continue to pay the premiums on (a) key person life insurance policies from financially sound and reputable insurers, in the amount of $2,000,000 on each of Mark A. Shirman and Richard Scannell, for so long as they are employed by the Company, and (b) directors and officers liability insurance from financially sound and reputable insurers in an amount of at least $2,000,000, with proceeds on all such policies payable to the Company. The Company hereby agrees that it shall not assign, borrow against or pledge any such policies.

5.9 Affiliated Transactions. All transactions by and between (i) the Company, and (ii) any officer, employee, consultant, independent contractor, director or stockholder (including any trustee or beneficiary of any trust which is a stockholder) of the Company, or any member of such officer’s, employee’s, director’s, consultant’s, independent contractor’s or stockholder’s immediate family, or Persons controlling, controlled by, under common control with or otherwise affiliated with such officer, employee, director, consultant, independent contractor or stockholder or his or her immediate family, and any competitors, customers, distributors, vendors or suppliers of the Company shall be conducted on an arm’s-length basis, shall be on terms and conditions no less favorable to the Company than could be obtained from non-related persons and shall require the approval in advance by the majority of the disinterested members of the Board of Directors, after full disclosure of the terms thereof.

5.10 Information and Inspection. The Company will furnish to the Investors upon reasonable notice full information regarding its business and, at all reasonable times during the Company’s normal business hours and upon reasonable notice and as often as the Investors shall reasonably request, permit any authorized representative designated by the Investors to visit and inspect any of its properties, including its books and records (and to make copies and extracts therefrom), and to discuss their affairs, finances and accounts with their officers. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information, any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information as required by law or to any partner, employee, affiliate, authorized representative, subsidiary, parent or prospective transferee of such Investor for the purpose of evaluating its investment in the Company as long as such partner, employee, affiliate, authorized representative, subsidiary, parent or prospective transferee is advised of, and agrees to be bound by, the confidentiality provisions similar to those in this Section 5.10. Notwithstanding any provisions of this Agreement to the contrary, except as reasonably necessary to comply with applicable securities laws, each party (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

5.11 Management Compensation. Compensation paid by the Company to its employees will be comparable to compensation paid to substantially similarly situated employees in companies in the same or similar businesses of similar size and maturity and with comparable financial performance as the Company. Any grants of capital stock or options to employees, directors or consultants of the Company shall be made pursuant to option and stock plans recommended by the Compensation Committee of the Board of Directors and adopted by the Board of Directors and conditioned upon the grantee agreeing to be bound by the terms of an option and/or stock agreement containing first refusal rights of the Company with respect to transfers of such stock or options, “lock-up” provisions upon terms as determined by the Compensation Committee of the Board of Directors prohibiting such employee, director or consultant from selling or otherwise transferring such stock or options for a certain period of time in connection with a public offering of Common Stock by the Company and such other provisions as determined by the Compensation Committee of the Board of Directors.

5.12 [Intentionally Omitted.]

5.13 Stock Options; Restricted Stock. All future grants of stock options or restricted stock to employees or consultants shall be approved by the Board of Directors or the Compensation Committee of the Board of Directors, shall have a four year vesting schedule with a cliff vesting of 25% on the one year anniversary of the date of grant and further vesting of 6.25% per quarter thereafter for the remaining term (unless otherwise agreed to by the Compensation Committee of the Board of Directors) and shall be conditioned upon the grantee agreeing to be bound by the terms of an option and/or stock agreement containing first refusal rights of the Company with respect to transfers of such stock or options, “lock-up” provisions upon terms as determined by the Compensation Committee of the Board of Directors prohibiting such employee, director or consultant from selling or otherwise transferring such stock or options for a certain period of time in connection with a public offering of Common Stock by the Company.

5.14 No Conflicting Agreements. The Company will not enter into or amend any agreement, contract, commitment or understanding which would restrict or prohibit the exercise by the Investors of any of their rights under this Agreement or any of the Ancillary Documents.

5.15 Employee Confidentiality, Non-Competition and Invention Assignment Agreements. The Company shall obtain from all new employees and consultants duly executed Non-Competition, Confidentiality and Inventions Assignment Agreements in substantially the form of Exhibit G-2 attached hereto or, if approved by the Board of Directors, in substantially the form of Exhibit G-1 attached hereto.

5.16 Enforcement of Certain Agreements. The Company agrees that it will diligently enforce all of its rights under the Stockholders Agreement and the Employee Proprietary Information, Developments and Non-Competition Agreements and will not waive or release any rights under, or make any amendment or modification to, any such agreements.

5.17 Negative Covenants.

(a) So long as any shares of Series A Preferred Stock shall be outstanding, the Company shall not, without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred Stock, voting as a single class:

(i) take any action or enter into any agreement to increase or decrease the number of authorized shares of Series A Preferred Stock; or

(ii) take any action or amend, alter, repeal or waive any provision of, or add any provision to, the Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise) in a manner that changes the rights, preferences or privileges of the Series A Preferred Stock or that otherwise changes or adversely affects the rights of the holders of the Series A Preferred Stock without changing or adversely affecting the rights of every other series of Preferred Stock in the same manner.

(b) So long as any shares of Series B Preferred Stock shall be outstanding, the Company shall not, without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series B Preferred Stock, voting as a single class:

(i) take any action or enter into any agreement to increase or decrease the number of authorized shares of Series B Preferred Stock; or

(ii) take any action or amend, alter, repeal or waive any provision of, or add any provision to, the Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise) in a manner that changes the rights, preferences or privileges of the Series B Preferred Stock or that otherwise changes or adversely affects the rights of the holders of the Series B Preferred Stock without changing or adversely affecting the rights of every other series of Preferred Stock in the same manner.

(c) So long as any shares of Series C Preferred Stock shall be outstanding, the Company shall not, without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series C Preferred Stock, voting as a single class:

(i) take any action or enter into any agreement to increase or decrease the number of authorized shares of Series C Preferred Stock; or

(ii) take any action or amend, alter, repeal or waive any provision of, or add any provision to, the Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise) in a manner that changes the rights, preferences or privileges of the Series C Preferred Stock or that otherwise changes or adversely affects the rights of the holders of the Series C Preferred Stock without changing or adversely affecting the rights of every other series of Preferred Stock in the same manner.

(d) So long as any shares of Series D Preferred Stock shall be outstanding, the Company shall not, without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series D Preferred Stock, voting as a single class:

(i) take any action or enter into any agreement to increase or decrease the number of authorized shares of Series D Preferred Stock; or

(ii) take any action or amend, alter, repeal or waive any provision of, or add any provision to, the Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise) in a manner that changes the rights, preferences or privileges of the Series D Preferred Stock or that otherwise changes or adversely affects the rights of the holders of the Series D Preferred Stock without changing or adversely affecting the rights of every other series of Preferred Stock in the same manner; or

(iii) effect any Liquidation Event or Extraordinary Transaction (each as defined in the Certificate of Incorporation) in which the aggregate consideration payable (A) to the Company, (B) to the Company to be distributed to its stockholders, or (C) to the Company’s stockholders is less than $40,000,000.

(e) So long as any shares of Series E Preferred Stock shall be outstanding, the Company shall not, without first having obtained the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series E Preferred Stock, voting as a single class:

(i) take any action or enter into any agreement to increase or decrease the number of authorized shares of Series E Preferred Stock; or

(ii) take any action or amend, alter, repeal or waive any provision of, or add any provision to, the Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise) in a manner that changes the rights, preferences or privileges of the Series E Preferred Stock or that otherwise changes or adversely affects the rights of the holders of the Series E Preferred Stock without changing or adversely affecting the rights of every other series of Preferred Stock in the same manner.

(f) So long as any shares of Series F Preferred Stock shall be outstanding, the Corporation shall not, without first having obtained the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series F Preferred Stock, voting as a single class:

(i) take any action or enter into any agreement to increase or decrease the number of authorized shares of Series F Preferred Stock; or

(ii) take an action or amend, alter, repeal or waive any provision of, or add any provision to, the Certificate of Incorporation or Bylaws (whether by merger, consolidation or otherwise) in a manner that changes the rights, preferences or privileges of the Series F Preferred Stock or that otherwise changes or adversely affects the rights of the holders of the Series F Preferred Stock without changing or adversely affecting the rights of every other series of Preferred Stock in the same manner;

(g) So long as any shares of Series F Preferred Stock shall be outstanding, the Company shall not, without first having obtained the affirmative vote or written consent of the holders of not less than ninety-five percent (95%) of the outstanding shares of Series F Preferred Stock, voting as a single class, (i) effect any Liquidation Event or Extraordinary Transaction (each as defined in the Certificate of Incorporation) in which the aggregate consideration payable (A) to the Company, (B) to the Company to be distributed to its stockholders or (C) to the Company’s stockholders is less than $210,000,000 or (ii) amend, alter, repeal or waive any provision of this Section 5.17(g).

(h) So long as any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall be outstanding, the Company shall not, without having first obtained the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock voting together as a single class:

(i) create or authorize any new class of securities which has a preference over, or is offered with rights on a pari passu basis with, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock with respect to the distribution of assets or other amounts in connection with a liquidation, dissolution or winding up of the Company or an Extraordinary Transaction (as defined in the Company’s Certificate of Incorporation) or as to dividends or redemption rights; or

(ii) (w) effect any liquidation, dissolution or winding up of the Company; (x) merge with or into or consolidate with any other corporation; (y) sell or otherwise dispose of all or substantially all of the properties or assets of the Company or consent to or facilitate the sale of all or a majority of its outstanding capital stock (whether in one transaction or a series of related transactions); or (z) effect any other transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of; or

(iii) declare or pay dividends or make any distributions of cash, property or securities of the Company with respect to any shares of its Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series 1 Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock or any other capital stock of the Company other than dividends payable solely in Common Stock; or

(iv) repurchase, redeem or otherwise acquire any of the outstanding capital stock of the Company, except for (i) the repurchase of unvested shares from employees, directors or consultants at cost, pursuant to the terms of agreements which were entered into in connection with the original issuance of such capital stock (or options to purchase such capital stock); and (ii) the redemption of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock or the Series F Preferred Stock pursuant to and in accordance with the provisions of the Certificate of Incorporation; or

(v) authorize or engage in any acquisition of any corporation or business concern, whether by acquisition of cash, capital stock or otherwise, or make any other investment in another business entity or any joint venture or similar arrangement if such acquisition or investment would involve a payment or other commitment by the Company in excess of $150,000, other than customer contracts entered into in the ordinary course of business; or

(vi) increase the number of shares authorized to be issued pursuant to the Company’s stock option plans or other equity incentive plans in effect as of the Closing Date; or

(vii) authorize any reclassification or recapitalization of the outstanding capital stock of the Company; or

(viii) increase the authorized number of directors constituting the Company’s Board of Directors to more than eight (8); or

(ix) other than as covered by Section 5.17(a)(ii), Section 5.17(b)(ii), Section 5.17(c)(ii), Section 5.17(d)(ii), Section 5.17(e)(ii), Section 5.17(f)(ii) and Section 5.17(g) above, take any an action or amend, alter, repeal or waive any provision of, or add any provision to, the Certificate of Incorporation or By-laws (whether merger, consolidation or otherwise) in a manner that changes the rights, preferences or privileges of the Preferred Stock as a class or that otherwise adversely affects the rights of the holders of Preferred Stock as a class.

(i) So long as any shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock shall remain outstanding, the Company shall not, without having obtained the affirmative vote or written consent of a majority of the members of the Company’s Board of Directors:

(i) take any action that would cause the Company to incur any debt, liability or other obligation that would result in aggregate payments in excess of $150,000, except for customer contracts entered into in the ordinary course of business; or

(ii) enter into any agreements for the lease or acquisition of facilities or real property; or

(iii) take action on any personnel hiring or termination decisions involving the CEO, President or any senior vice president.

(j) Except upon exercise of the Series B Warrants outstanding as of the date hereof and listed on Section 2.4 of the Disclosure Schedule, the Company shall not issue any additional shares of Series B Preferred Stock unless such issuance is unanimously approved by the Company’s Board of Directors.

(k) Except upon exercise of the Series C Warrants outstanding as of the date hereof and listed on Section 2.4 of the Disclosure Schedule, the Company shall not issue any additional shares of Series C Preferred Stock unless such issuance is unanimously approved by the Company’s Board of Directors.

(l) Except upon exercise of the Series D Warrants outstanding as of the date hereof and listed on Section 2.4 of the Disclosure Schedule, after the Closing, the Company shall not issue any additional shares of Series D Preferred Stock unless such issuance is unanimously approved by the Company’s Board of Directors.

SECTION 5A ADDITIONAL COVENANTS

The Company agrees that it shall comply with the following covenants except (i) in the case of Sections 5A.1, 5A.3 and 5A.4, as shall otherwise be expressly agreed pursuant to a written consent between the Company and Cisco, for so long as Cisco holds any shares of Series F Preferred Stock, (ii) in the case of Section 5A.2, as shall otherwise be expressly agreed pursuant to a written consent among the Company and each of the Investors, for so long as the Investors hold any shares of Series F Preferred Stock and (iii) in the case of Sections 5A.3(a), 5A.3(d) and 5A.3(f), as shall otherwise be expressly agreed pursuant to a written consent between the Company and Dell, for so long as Dell has any rights under Section 5.6 of the Dell SPA (as defined below):

5A.1 Right of Notice on Extraordinary Transaction.

(a) If the Company receives a bona fide proposal (a “Proposal”) from one or more third parties (the “Third Party”) to enter into a definitive agreement with the Company that would result or would reasonably be expected to result in an Extraordinary Transaction (as hereinafter defined), the Company shall, within two business days of receipt of such Proposal, notify Cisco in writing of (i) such Proposal and (ii) the identity of all other parties who have or will receive a similar notice of the Proposal (each a “Notice Party”); provided, however, that the Company shall be under no obligation to inform Cisco of the financial terms of the Proposal or the identity of the Third Party. If requested by Cisco, the Company shall immediately give Cisco full access to all of the information and other diligence materials, including all non-public information, provided or made available to the Third Party in connection with the Proposal. For a period of not less than 10 business days following receipt by Cisco of the notice of a Proposal, Cisco shall have the right to submit one or more proposals (a “Cisco Proposal”) to acquire the Company or enter into another Extraordinary Transaction with the Company. Prior to the expiration of such 10-business day period, the Company shall not enter into any agreement or arrangement with any person that would impose limitations or restrictions (including by providing for the Company to pay termination or break-up fees) on the Company’s ability to (i) provide information (including non-public information) to Cisco, (ii) consider or participate in negotiations with Cisco regarding a Cisco Proposal, (iii) receive, accept, approve, recommend to its securityholders or enter into any agreement or arrangement with Cisco relating to a Cisco Proposal, (iv) complete an Extraordinary Transaction with Cisco or (v) otherwise comply with the provisions of this Section 5A.1. For the avoidance of doubt, a letter of intent, term sheet or form of definitive agreement may be a Proposal for purposes of this Section 5A.1. Notwithstanding anything in this Agreement to the contrary, this Section 5A.1(a) shall not be applicable to any proposal made by a Notice Party during the 10 business day period described in the third and fourth sentences of this Section 5A.1(a).

(b) An “Extraordinary Transaction” means (i) a merger or consolidation of Company with or into another entity (except for a merger or consolidation in which the holders of capital stock of Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding voting power of such surviving entity), (ii) the closing of the sale or transfer of all or substantially all of the properties and assets of Company, (iii) the closing of any purchase of shares of capital stock of Company (either through a restricted stock purchase or a tender of such shares) by any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of Company immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power after such purchase, or (iv) the redemption or repurchase of shares (other than the Preferred Stock as provided in its Certificate of Incorporation, as amended), the effect of which is that any party or group that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of Company immediately prior to such redemption or repurchase owns at least a majority of such voting power of the outstanding shares of capital stock of Company after such redemption or repurchase.

5A.2 Additional Information. The Company will furnish to each Investor the following information: (a) prompt notice of any material litigation, (b) auditor communications and (c) notices of material defaults under material contracts.

5A.3 Right of First Offer on Subsequent Issuances.

(a) General Prohibition; Right of Cisco. The Company shall not sell or issue any New Securities (as hereinafter defined) unless it has complied with the terms of this Section 5A.3. Subject in all respects to the right of first offer of Dell Products L.P. or any permitted assignee(s) (“Dell”) as set forth in Section 5.6 of that certain Securities Purchase Agreement dated March 6, 2008 by and between Dell and the Company (the “Dell SPA”), Cisco shall have the right to purchase all or any part of any New Securities that Company may from time to time sell or issue after the date of this Agreement and that Dell has not elected to purchase pursuant to Section 5.6 of the SPA.

(b) New Securities. “New Securities” shall mean any shares of Common Stock or Preferred Stock, whether or not now authorized, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible into or exchangeable for such Common Stock or Preferred Stock; provided, that the term “New Securities” does not include:

(i) shares of Common Stock issued or issuable upon conversion of outstanding shares of Designated Preferred Stock;

(ii) shares of Common Stock and shares of Series 1 Stock, as appropriately adjusted for stock splits, stock dividends, recapitalizations and the like (or options to purchase such Common Stock or Series 1 Stock) issued or issuable pursuant to the 2001 Plan, the Israeli Option Plan or the Series 1 Plan (collectively, the “Equity Plans”) and any other written stock and option plans approved by a majority of the Board;

(iii) shares of the Company’s Common Stock or Preferred Stock (and/or options, rights or warrants for Common Stock or Preferred Stock) issued or issuable in connection with an acquisition transaction, building or equipment lease transaction, bank loan transaction, strategic alliance or partnering arrangement that is not primarily for equity financing purposes and that is approved by a majority of the Board;

(iv) any securities issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding on the date of this Agreement;

(v) shares of the Company’s Common Stock or Preferred Stock issued in connection with any stock split or stock dividend;

(vi) shares of Common Stock issued upon the conversion of the promissory notes held by BayStar Capital III Investment Fund, L.P., Velocity Venture Funding, LLC and Leader Lending, LLC and their permitted assigns; and

(vii) securities offered by the Company to the public pursuant to a Qualified Public Offering (as defined below).

As defined herein, a “Qualified Public Offering” means (i) the offer and sale of Common Stock pursuant to a registration statement under the Securities Act of which the aggregate net proceeds attributable to sales for the account of Company exceed $55,000,000, (ii) such Common Stock is listed for trading on the New York Stock Exchange, the NASDAQ Global Market or the NASDAQ Global Select Market and (iii) the per share public offering price (net of underwriter discounts and commissions) exceeds $4.8636 per share (adjusted as appropriate for stock splits, stock dividends, recapitalizations and the like).

(c) Procedures.

(i) If Company proposes to issue and sell New Securities pursuant to a bona fide written offer by one or more persons to subscribe for or purchase such New Securities, it shall give written notice to Cisco stating that it intends to accept such offer and issue and sell such New Securities (the “Notice”). The Notice shall set forth (A) a description of the New Securities, (B) the number or amount of New Securities to be issued and sold, (C) the cash price or other consideration for the New Securities and other terms and conditions upon which the Company proposes to issue and sell such New Securities, (D) the name and address of each person that has offered to subscribe for or purchase such New Securities and (E) the number or amount of New Securities that Dell has elected to purchase pursuant to Section 5.6 of the Purchase Agreement (the number of New Securities to be issued and sold following the exercise or non-exercise, in whole or in part, of Dell’s right of first offer under Section 5.6 of the Dell SPA, the “Remaining New Securities”). Cisco shall have 10 days from the receipt of such Notice to agree to purchase all or any portion of such Remaining New Securities for the price and upon the terms and conditions specified in the Notice by giving written notice to the Company and stating in such notice the number or amount of Remaining New Securities to be purchased at the price and on the terms and conditions set forth in the Notice (the “Purchase”).

(ii) Promptly following any such agreement by Cisco, Company and Cisco will proceed to prepare and file with the appropriate Governmental Authorities all Consents that are necessary in order to consummate the transactions contemplated by the Purchase and will diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of such matters.

(iii) Within 10 days after Cisco has obtained from each Governmental Authority all Consents, if any, necessary to consummate the transactions contemplated by the Purchase, including such Consents as may be required under the HSR Act, Cisco and the Company shall consummate the Purchase. Payment shall be made by Cisco at the closing of the Purchase by wire transfer of immediately available funds and upon delivery of such purchase price, Company shall issue certificate(s) evidencing such Remaining New Securities to or as directed by Cisco.

(d) Sales by Company. Company shall have 50 days from the expiration of the period set forth in Section 5A.3(c) to sell all or any Remaining New Securities that were not agreed to be purchased by Cisco, at a price not less than, and upon terms and conditions not more favorable to the purchasers of such Remaining New Securities than, the price, terms and conditions specified in the Notice. If Company has not issued and sold the Remaining New Securities within such period, then after such period Company shall not issue or sell any Remaining New Securities without again complying with the provisions of Section 5.6 of the Dell SPA and this Section 5A.3.

(e) Spin-Out Preemptive Rights. If, at any time after the date of this Agreement, (i) Company creates a subsidiary that is not a wholly owned subsidiary (as hereinafter defined); (ii) any wholly owned subsidiary sells or transfers any shares of capital stock to any entity that is not a wholly owned subsidiary; (iii) any wholly-owned Subsidiary merges, consolidates or takes any other action that results in such subsidiary not remaining a wholly owned subsidiary; or (iv) any wholly owned subsidiary sells all or substantially all of its assets (in a transaction that is not an Extraordinary Transaction) to any person or entity that is not a wholly owned subsidiary, then in each case Company shall cause such subsidiary (or the surviving or successor entity or purchaser of assets) (the “Spin-out Entity”) to (A) issue to Cisco shares of preferred stock or common stock, as applicable, of the Spin-out Entity having relative rights, privileges and preferences equivalent to the relative rights, privileges and preferences of the Series F Preferred Stock and (B) enter into agreements with Cisco having substantially the same rights as any agreements between Cisco and Company. The number of shares of such preferred stock and common stock of the Spin-out Entity issued to Cisco shall be sufficient so that Cisco shall thereafter have an equity ownership interest in the Spin-out Entity equal to its equity ownership interest in Company at such time on a fully-diluted basis, including all options reserved for issuance under any stock incentive, stock option, stock purchase or stock appreciation plan or arrangement maintained by Company or such Spin-out Entity. A “wholly owned subsidiary” is any entity that Company owns, holds and controls all of its capital stock equity securities or other interests, either directly or through one or more other wholly owned subsidiaries.

(f) No Impairment. For the avoidance of doubt, notwithstanding anything in this Agreement to the contrary, nothing in this Section 5A.3 shall be deemed to limit, in any manner, Dell’s rights and the Company’s obligations under Section 5.6 of the Dell SPA.

5A.4 Subsequent Issuances of Series F Preferred Stock. As long as Cisco or its permitted assigns owns at least 459,558 shares of Series F Preferred Stock, the Company shall not, without the prior written consent of Cisco, issue any shares of Series F Preferred Stock (or any securities, rights, or options convertible into or exercisable for shares of Series F Preferred Stock) other than pursuant to (a) the conversion of that certain Subordinated Convertible Promissory Note dated as of March 6, 2008 in the principal amount of $25,000,000 by and between the Company and Dell and (b) the exercise of that certain Warrant to Purchase Stock dated as of March 6, 2008 by and between the Company and Dell.

SECTION 6 SURVIVAL; INDEMNIFICATION

6.1 Survival of Representations Warranties and Covenants. All covenants, agreements, representations and warranties of the Company and the Investors made herein and in the certificates, lists, exhibits, schedules or other written information delivered or furnished to any Investor in connection herewith (a) shall be deemed to have been relied upon by the party or parties to whom they are made and shall survive the execution and delivery of this Agreement and the Closings and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investors or the Company, and (b) shall bind the parties’ successors and assigns (including, without limitation, any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and, except as otherwise provided in this Agreement, all such covenants, agreements, representations and warranties shall inure to the benefit of the Investors’ successors and assigns and to their transferees, whether so expressed or not.

6.2 Indemnification for Vicarious Liability.

(a) Without limitation of any other provision of this Agreement, the Company agrees to defend, indemnify and hold each Investor who may be deemed to control the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, their affiliates and their respective direct and indirect partners, members, stockholders, directors, officers, employees, agents and representatives (collectively, the “Indemnified Parties” and each individually, an “Indemnified Party”) harmless from and against any and all losses, claims, damages, obligations, liens, assessments, judgments, fines, liabilities and other costs and expenses, including, without limitation, interest, penalties and any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted, as the same are actually incurred by the Indemnified Parties, of any kind or nature whatsoever (collectively “Losses”) which may be sustained or suffered by any such Indemnified Party, in their capacity as or as a result of any action taken or omitted to be taken by them as a director, stockholder, representative or controlling person of the Company, without regard to any investigation by any of the Indemnified Parties, based upon, arising out of, by reason of or otherwise in respect of or in connection with third party or governmental claims under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise (“Laws”), including, without limitation, any third party or governmental claim alleging so-called control person liability or securities law liability; provided, however, that the Company will not be liable to the extent that such Loss arises from and is based on (A) an untrue statement or omission or alleged untrue statement or omission in a registration statement or prospectus which is made in reliance on and in conformity with written information furnished to the Company in an instrument duly executed by or on behalf of such Indemnified Party specifically stating that it is for use in the preparation thereof, (B) a knowing and willful violation of any Law or Laws by an Indemnified Party, as finally determined by a court of competent jurisdiction or (C) a fraudulent act or omission by the Indemnified Party as finally determined by a court of competent jurisdiction.

(b) If the indemnification provided for in Section 6.2(a) above for any reason (other than for any reason specified in items (A), (B), and (C) of the proviso in Section 6.2(a)) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party in respect of any Losses referred to therein, then the Company, in lieu of indemnifying such Indemnified Party thereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Indemnified Parties, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Indemnified Parties in connection with the action or inaction which resulted in such Losses, as well as any other relevant equitable considerations. In connection with any registration of the Company’s securities, the relative benefits received by the Company and the Indemnified Parties shall be deemed to be in the same respective proportions that the net proceeds from the offering (before deducting expenses) received by the Company and the Indemnified Parties, in each case as set forth in the table on the cover page of the applicable prospectus, bear to the aggregate public offering price of the securities so offered. The relative fault of the Company and the Indemnified Parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Indemnified Parties and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

Each of the Company and the Indemnified Parties agrees that it would not be just and equitable if contribution pursuant to this Section 6.2(b) were determined by pro rata or per capita allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. In connection with the registration of the Company’s securities, in no event shall an Investor be required to contribute any amount under this Section 6.2(b) in excess of the lesser of (i) that proportion of the total of such Losses indemnified against equal to the proportion of the total securities sold under such registration statement which is being sold by such Investor, or (ii) the proceeds received by such Investor from its sale of securities under such registration statement. No person found guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not found guilty of such fraudulent misrepresentation.

(c) The indemnification and contribution provided for in this Section 6.2 will remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Parties or any officer, director, partner, member, employee, agent or controlling person of the Indemnified Parties. The provisions of this Section 6.2 are in addition to and shall supplement those set forth in any other agreement between the Company and the Indemnified Parties.

Notwithstanding anything to the contrary herein, the Company agrees to pay and hold the Investors harmless against liability for payment of all reasonable fees and disbursement of counsel in connection with the enforcement, amendment, modification or waiver of this Agreement and the agreements, documents and instruments contemplated and executed pursuant hereto.

6.3 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement and the agreements, documents and instruments contemplated hereby and executed pursuant hereto, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.4 Indemnification for Pre-Organizational Matters.

(a) From and after the Closing, the Company and the Investors shall, to the extent provided in paragraphs (b) and (c) below, be indemnified and held harmless by the Founder for any and all issuances of equity securities, liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including, without limitation, attorneys’

and consultants’ fees and expenses) (a “Loss” and in the aggregate the “Losses”) actually suffered or incurred by them arising out of or resulting from the information set forth on Section 2.14 of the Disclosure Schedule of the Series A Agreement (and specifically excluding any additional matters disclosed in Section 2.14 of the Disclosure Schedule to this Agreement for purposes of this Section 6.4) (the “Pre-Organizational Matters”).

(b) In the event that the Company issues any equity or convertible securities, or options or warrants therefore, to any Person in connection with a Pre-Organizational Matter, upon the issuance of such equity securities, the Founder shall relinquish to the Company a number of shares of Common Stock owned by the Founder equal to those shares, or common share equivalents, issued in connection with the Pre-Organizational Matter, such that the percent of the Company’s outstanding equity securities, calculated on a fully-diluted basis, owned by the Investors immediately prior to the issuance of the equity securities in connection with such Pre-Organizational Matter, shall be equal to the percent of the Company’s outstanding equity securities, calculated on a fully-diluted basis, owned by the Investors immediately after the issuance of such equity securities.

(c) The Founder shall promptly reimburse the Company for all monetary Losses incurred in connection with any Pre-Organizational Matters; provided, however, if the Founder is unable to satisfy his obligations to the Company under this Section 6.4(c), the Founder shall relinquish to the Company a number of shares of Common Stock owned by the Founder having an aggregate value equal to the unreimbursed Losses. Notwithstanding the foregoing, no indemnification shall be payable by the Founder pursuant to this Section 6.4(c), unless the cumulative amount of all claims for indemnification pursuant to this Section 6.4(c) exceed $10,000 in the aggregate; provided, however, this limitation shall not apply to the relinquishment of any share of Common Stock pursuant to Section 6.4(c).

(d) The provisions of this Section 6.4 may be amended, modified or waived so as to affect all of the Investors in the same manner by the written consent of Investors holding a majority of the voting power of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock (or shares of Common Stock issued upon conversion of such shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock), voting together as a single class, at the relevant time and any such action by such investors shall bind all of the Investors.

SECTION 7 DEFINITIONS

Unless the context specifically requires otherwise, capitalized terms used in this Agreement shall have the meaning specified below:

An “Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the first mentioned Person. A Person shall be deemed to control another Person if such first Person possesses directly or indirectly the power to direct, or cause the direction of, the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Affiliates of an Investor that is a venture capital or other similar fund or entity shall include any other venture capital or other similar funds or entities for which an Affiliate of such Investor directly or indirectly, through one or more intermediaries, serves as a manager, general partner or in a like capacity, and any partner, limited partners, managers, members or shareholders of such Investor.

“Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

“ERISA” means the Employee Retirement Income Security Act of 1979, as amended, and the regulations promulgated thereunder.

“Employee Program” means any employee benefit or welfare plan, stock option, bonus, restricted stock incentive plan or similar equity-based plan, severance pay policy or agreement, deferred compensation agreement, fringe-benefit plan or arrangement or any similar plan or agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Intellectual Property Rights” means all intellectual property rights, including all patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, domain names, copyrights, copyright applications, computer programs and other computer software (including, without limitation, all source and object code, algorithms, architecture, structure, display screens, layouts and development tools), inventions, designs, samples, specifications, schematics, know-how, trade secrets, proprietary processes and formulae, and development tools, promotional materials, databases, customer lists, supplier, vendor and dealer lists and marketing research, and all documentation and media constituting, describing or relating to the foregoing, including without limitation, manuals, memoranda and records.

“Lien” means any liens, claims, options, charges, pledges, security interests, voting agreements, trusts, encumbrances, rights or restrictions of any nature.

“Material Adverse Effect” means any change or effect that is materially adverse to the properties, assets, business, condition (financial or otherwise), prospects or results of operations of the Company and its Subsidiaries, taken as a whole.

“Permits” means any franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges.

“Person” means any individual, corporation, associated, partnership, limited liability company, joint venture, estate, trust or any other entity or organization or any government or any agency or political subdivision thereof, including, without limitation, any partner, officer, director, member or employee of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners of such person and, with respect to a trust, any beneficiary of such trust.

“Registration Rights Agreement” means the Eighth Amended and Restated Registration Rights Agreement in the form of Exhibit D hereto, dated as of March 6, 2008 and as amended, between Lighthouse Capital Partners IV, L.P., a Delaware limited partnership, Lighthouse Capital Partners V, L.P., a Delaware limited partnership, BayStar Capital III Investment Fund, L.P., a Delaware limited partnership, Velocity Venture Funding, LLC, a Delaware limited liability company and the assignee of Velocity Financial Group, Inc., a Delaware corporation, Leader Lending, LLC, a Delaware limited liability company, Leader Equity, LLC, a Delaware limited liability company, the Investor and the investors listed on Exhibit A thereto, the Series 1 Holders (as defined therein) and the MBI Group Holders (as defined therein).

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Series A Agreement” means that certain Series A Preferred Stock Purchase Agreement by and between the Company, the Investors listed on Exhibit A thereto and the Founder dated as of July 10, 2001.

“Series A Preferred Stock” means shares of the Company’s Series A Convertible Participating Preferred Stock, $0.001 par value per share.

“Series B Agreement” means that certain Series B Preferred Stock Purchase Agreement, as amended, by and between the Company, the Investors listed on Exhibit A thereto and the Founder dated as of July 19, 2002.

“Series B Preferred Stock” means shares of the Company’s Series B Convertible Participating Preferred Stock, $0.001 par value per share.

“Series B Warrants” means (a) those certain warrants to purchase an aggregate of $150,000 of Series B Preferred Stock, dated as of April 30, 2002, issued to Sigma Partners 6, L.P., Sigma Associates 6, L.P., Sigma Investors 6, L.P. and Shiprock LLC and (b) that certain warrant exercisable for 34,615 shares of Series B Preferred Stock dated as of December 12, 2002 and issued to Comerica Bank-California.

“Series C Agreement” means that certain Series C Preferred Stock Purchase Agreement by and between the Company, the Investors listed on Exhibit A thereto and the Founder dated as of September 12, 2003.

“Series C Preferred Stock” means shares of the Company’s Series C Convertible Participating Preferred Stock, $0.001 par value per share.

“Series C Warrants” means those certain warrants exercisable for an aggregate of 352,940 shares of Series C Preferred Stock dated as of June 30, 2004, issued to Lighthouse Capital Partners IV, L.P. and Lighthouse Capital Partners V, L.P.

“Series D Purchase Agreements” means (i) that certain Series D Preferred Stock Purchase Agreement by and between the Company, the investors listed on Exhibit A thereto and the Founder dated as of December 30, 2004, (ii) that certain Series D Preferred Stock Purchase Agreement by and between the Company, the investors listed on Exhibit A thereto and the Founder dated as of September 29, 2005 (the “September 2005 Series D Agreement”), (iii) that certain Acknowledgement Agreement by and between the investors listed on Exhibit to the September 2005 Series D Agreement dated as of January 11, 2006 (the “January 2006 Series D Agreement”), (iv) that certain Series D Preferred Stock Admission and Amendment Agreement by and between the Company and the investors listed on Exhibit A thereto dated as of October 26, 2006, and (v) that Series D Preferred Stock and Warrant Purchase Agreement by and between the Company and the investors listed on Exhibit A-1 thereto dated as of April 10, 2007 (the “April 2007 Series D Agreement”).

“Series D Preferred Stock” means shares of the Company’s Series D Convertible Participating Preferred Stock, $0.001 par value per share.

“Series D Warrants” means those certain warrants exercisable for an aggregate of 1,885,422 shares of Series D Preferred Stock issued to Lighthouse Capital Partners IV, L.P., Lighthouse Capital Partners V, L.P., and the investors listed on Exhibits A to each of the September 2005 Series D Agreement, the January 2006 Series D Agreement and the April 2007 Series D Agreement.

“Series E Purchase Agreements” means (i) that certain Series E Preferred Stock Purchase Agreement by and between the Company, the investors listed on Exhibit A thereto and the Founder dated as of May 4, 2007 and (ii) that certain Series E Preferred Stock and Warrant Purchase Agreement by and between the Company, the investors listed on Exhibit A thereto and the Founder dated as of August 15, 2007 (the “August 2007 Series E Agreement”).

“Series E Warrants” means those certain warrants exercisable for an aggregate of 312,567 shares of Series E Preferred Stock issued to the investors listed on Exhibit A to the August 2007 Series E Agreement.

“Series 1 Preferred Stock” means shares of the Company’s Series 1 Convertible Preferred Stock, $0.001 par value per share.

“Stockholders Agreement” means the Fifth Amended and Restated Stockholders Agreement in the form of Exhibit E hereto, dated as of March 6, 2008, as amended, executed by and among the Company, the investors listed on Exhibit A thereto and certain holders of Common Stock of the Company.

“Subsidiary” means any corporation more than 50% of the outstanding voting securities of which, or any partnership, joint venture or other entity more than 50% of the total equity interest of which, is directly or indirectly owned by the Company or any other entity otherwise controlled by or under common control with the Company.

“Taxes” means any federal, state, local, foreign or other taxes, including without limitation income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, withholding taxes, stamp taxes, transfer taxes and property taxes, whether or not measured in whole or in part by net income.

SECTION 8 GENERAL

8.1 Amendments, Waivers and Consents. For the purposes of this Agreement and all agreements executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision. No amendment to this Agreement may be made without the written consent of the Company and the Investors (in accordance with the immediately succeeding sentence). Any actions required to be taken or consents, approvals, votes or waivers required or contemplated to be given by the Investors herein shall require a vote of the Investors holding sixty-six and two-thirds percent (66 2/3%) of the Series F Preferred Stock as a group at the relevant time and any such action by such percentage of Investors shall bind all of the Investors; provided however that any actions required to be taken or consents, approvals, votes or waivers required or contemplated to be given by the Investors with respect to Section 5 and this Section 8.1 of this Agreement shall require a vote of the Investors holding sixty-six and two-thirds percent (66 2/3%) of the Common Stock issuable upon conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock based on the relative holdings of capital stock of the Company of the Investors as a group at the relevant time (or, in the case of Section 5.17, such other approval requirement as is set forth in the applicable subsection thereof); provided, further, that (a) any consent, approval, vote or waiver of or with respect to Sections 5A.1, 5A.3 or 5A.4 or this clause (a) shall require the written consent of Cisco, (b) any consent, approval, vote or waiver of or with respect to Section 5A.2 or this clause (b) shall require the written consent of each Investor and (c) any consent, approval, vote or waiver of or with respect to Sections 5A.3(a), 5A.3(d) or 5A.3(f) or this clause (c) shall require the written consent of Dell. Any such action by Investors pursuant to the preceding sentence shall bind all of the Investors. The Company agrees to pay the reasonable fees and out of pocket expenses of the Investor’s counsel in connection with the waiver or amendment of any provision of this Agreement and any agreement executed pursuant hereto.

8.2 Legend on Securities. The Company and the Investors acknowledge and agree that the following legend (or one substantially similar thereto) shall be typed on each certificate evidencing any of the Series F Preferred Stock issued hereunder held at any time by an Investor:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

8.3 Governing Law. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Delaware, without giving effect to conflict of laws principles thereof.

8.4 Section Headings and Gender. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require.

8.5 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier, with the intention that they shall have the same effect as an original counterpart hereof.

8.6 Notices and Demands. Any notice or demand which is required or provided to be given under this Agreement shall be deemed to have been sufficiently given or served and received for all purposes when delivered by hand, telecopy, telex or other method of facsimile, or five (5) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two (2) days after being sent by overnight delivery providing receipt of delivery, to:

(a) if to the Company, 200 Crossing Boulevard, Framingham, MA 01702, Attn: Mark A. Shirman, or at such other address designated by the Company to the Investors in writing with a copy to Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, 610 Lincoln Street, Waltham, MA 02451, Attn: Marc. F. Dupré;

(b) if to the Investors, to each of the following: (i) Dell Products, L.P., One Dell Way, MS RR1-33, Round Rock, Texas 78682 Attention: General Counsel, Fax: 512.728.8935, and at One Dell Way, MS RR1-87, Round Rock, Texas 78682, Attention: Corporate Development, Fax: 512.723.1702 or at such other address or addresses as may have been furnished by giving five days advance written notice to all other parties, with a copy (which shall not constitute notice) to Vinson & Elkins L.L.P., The Terrace 7, 2801 Via Fortuna, Suite 100, Attention: William R. Volk, Esq, Fax: 512.236.3450, and (ii) Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: General Counsel, Attention: SVP Corporate Development, or at such other address or addresses as may have been furnished by giving five days advance written notice to all other parties, with a copy (which shall not constitute notice) to Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California 94041, Attention: Cynthia Clarfield Hess, Esq.

8.7 Dispute Resolution.

(a) All disputes, claims, or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before the American Arbitration Association (“AAA”). If

AAA ceases operations, then the parties shall select a comparable organization that provides qualified arbitration services. The arbitration shall be held in Boston, Massachusetts before a single arbitrator and shall be conducted in accordance with the rules and regulations promulgated by AAA unless specifically modified herein.

The parties covenant and agree that the arbitration hearing shall commence within ninety (90) days of the date on which a written demand for arbitration is filed by any party hereto. In connection with the arbitration proceeding, the arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. However, the arbitrator shall not have the power to order the answering of interrogatories or the response to requests for admission. In connection with any arbitration, each party shall provide to the other, no later than seven (7) business days before the date of the arbitration hearing, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration hearing or considered or used by a party’s witness or expert. The arbitrator’s decision and award shall be made and delivered within three (3) months of the selection of the arbitrator. The arbitrator’s decision shall set forth a reasoned basis for any finding of liability or award of damages. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages or any other damages that are specifically excluded under this Agreement, and each party hereby irrevocably waives any claim to such damages.

The parties covenant and agree that they will participate in the arbitration in good faith and that they will share equally its costs, except as otherwise provided herein. The arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party whether claimant or respondent) against any party to a proceeding. Any party failing or refusing to comply with an order of the arbitrators shall be liable for costs and expenses, including attorneys’ fees, incurred by the other party in enforcing the award. Nothing in this Section 8.7 shall prohibit any party from proceeding in court without prior arbitration for the limited purpose of seeking a temporary or permanent injunction to avoid immediate and irreparable harm. The provisions of this Section 8.7 shall be enforceable in any court of competent jurisdiction.

Unless otherwise ordered, the parties shall bear their own attorneys’ fees, costs and expenses in connection with the arbitration. The parties will share equally in the fees and expenses charged by AAA.

(b) Each of the parties hereto irrevocably and unconditionally consents to the exclusive use of AAA to resolve all disputes, claims or controversies arising out of or relating to this Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby and further consents to the jurisdiction of the courts of the Massachusetts for the purposes of enforcing the arbitration provisions of Section 8.7(a) of this Agreement. Each party further irrevocably waives any objection to proceeding before AAA based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before AAA has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its or his submission to jurisdiction and its or his consent to service of process by mail is made for the express benefit of the other parties hereto.

(c) Remedies; Severability. Notwithstanding Section 8.7, it is specifically understood and agreed that any breach of the provisions of this Agreement by any Person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). The Company may refuse to recognize any unauthorized transferee as one of its stockholders for any purpose, including, without limitation, for purposes of dividend and voting rights, until the relevant party or parties have complied with all applicable provisions of this Agreement, the Stockholders Agreement and the Registration Rights Agreement. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

8.8 Assignment. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns, heirs, executors and administrators of the parties hereto; provided that, the Company may not assign its rights or obligations hereunder to any party without the written consent of the holders of sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Series F Preferred Stock. Notwithstanding anything to the contrary contained herein or in any other agreement referred to herein, an Investor may assign any of its rights under this Agreement to any Affiliate of such Investor. Without limiting the generality of the foregoing, all representations, covenants and agreements benefiting the Investors shall inure to the benefit of any and all subsequent holders from time to time of the Series F Preferred Stock or Conversion Shares.

8.9 Expenses. Within five (5) days following the Closing, the Company shall pay the reasonable fees and expenses of (i) Fenwick & West, LLP, counsel for Cisco Systems, Inc. (“Cisco”) in connection with the transactions contemplated by this Agreement, in an amount not to exceed, in the aggregate, $30,000 and (ii) Vinson & Elkins, LLP, counsel for Dell Products L.P. in connection with the transactions contemplated by this Agreement, in an amount not to exceed, in the aggregate, $15,000.

8.10 Publication. Except as provided below, the Company shall not use Cisco’s name or refer to Cisco directly or indirectly in connection with Cisco’s relationship with the Company in any advertisement, news release or professional or trade publication, or in any other manner, unless otherwise required by law (including, without limitation, any rule or regulation promulgated by the Securities Exchange Commission or any other competent regulatory authority) or with Cisco’s prior written consent. If the Company believes public disclosure of Cisco’s relationship with the Company is required by law, it shall at a reasonable time before making any such disclosure (including, without limitation, filing any document or material with the SEC, or any other competent regulatory authority, which contains a reference to Cisco), consult with Cisco regarding such disclosure, revise such disclosure as reasonably requested by Cisco, and if available, seek confidential treatment for such portions of such disclosure as may be reasonably requested by Cisco. Cisco shall act in good faith to respond promptly to such written requests by the Company to enable the Company to timely respond to such requested disclosure. Exculpation Among Investors. Each Investor acknowledges that it is acting independently of the other Investors in connection with the transactions contemplated by this Agreement to be consummated by such Investor and is not relying upon any person or entity, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor or any controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the negotiation, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby. Cisco Nominee. Unless Cisco notifies the Company to the contrary, all shares of the Company’s Series F Preferred Stock to be issued to Cisco under this Agreement, and all shares of Common Stock issuable upon conversion thereof, shall be issued in the name of the Cisco nominee noted below; provided, however, that any notices issued with respect to such stock shall be addressed to Cisco at its address appearing on the books of the Company. Cisco’s nominee registration information is as follows: Coastdock & Co., c/o State Street Corporation, One Enterprise Drive, W3A, North Quincy, Massachusetts 02171 (mailing address), attention: Tim Fleming, 617-985-5118 (telephone). Such shares of the Company’s Series F Preferred Stock shall be held on behalf of Cisco by such nominee solely for Cisco’s internal business purposes. Regardless of whether the shares are held by a nominee, Cisco shall retain all rights and obligations of a stockholder of the Company and all rights, covenants and obligations of Cisco under this Agreement and all agreements and instruments contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

COMPANY:

GLASSHOUSE TECHNOLOGIES, INC.

By:	/s/ Mark A. Shirman
Name:	Mark A. Shirman
Title:	President

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

SERIES F PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

FOUNDER:

/s/ Mark A. Shirman
Mark A. Shirman

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

SERIES F PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

INVESTORS:

DELL PRODUCTS L.P.

By:	/s/ Brian McDonald
Name:	Brian McDonald
Title:	Vice President, Treasurer

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

SERIES F PREFERRED STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first above written.

INVESTORS:

CISCO SYSTEMS, INC.

By:	/s/ Ned Hooper
Name:	Ned Hooper
Title:	Senior Vice President,
Corporate Development

SIGNATURE PAGE TO GLASSHOUSE TECHNOLOGIES, INC.

SERIES F PREFERRED STOCK PURCHASE AGREEMENT

Exhibit A

Schedule of Investors

Investor Name and Address	Number of shares of Series F Preferred Stock Purchased	Price of Series F Preferred Stock
Cisco Systems, Inc. 170 West Tasman Drive San Jose, California 95134-1706 Attention: General Counsel, Attention: SVP Corporate Development with a copy (which shall not constitute notice) Fenwick & West LLP Silicon Valley Center 801 California Street Mountain View, California 94041 Attention: Cynthia Clarfield Hess	1,838,235	$4,999,999.20

Dell Products L.P. One Dell Way MS RR1-33 Round Rock, Texas 78682 Attention: General Counsel Fax: 512.728.8935 One Dell Way MS RR1-87 Round Rock, Texas 78682 Attention: Corporate Development Fax: 512.723.1702	1,764,705	$4,799,997.60

Exhibit B

Ninth Amended and Restated Certificate of Incorporation

[See Exhibit 3.1]

Exhibit C

Form of Opinion of Counsel to the Company

Exhibit D

Form of Eighth Amended and Restated Registration Rights Agreement

[See Exhibit 4.3]

Exhibit E

Form of Fifth Amended and Restated Stockholders Agreement

[See Exhibit 4.4]

Exhibit F

Form of Omnibus Amendment, Admission, Consent and Waiver Agreement

[See Exhibit 4.5]

Exhibit G-1

Form of Employee Proprietary Information, Developments and Non-Competition Agreement

Exhibit G-2

Form of Employee Proprietary Information, Developments and Non-Competition Agreement

Exhibit H

Cisco Agreement